Exhibit 10.51

September 12, 2000

Christopher Vizas
Chief Executive Officer
eGlobe, Inc.
1250 24th Street, NW
Washington, DC 20037

In re:  Forbearance under Loan and Note Purchase Agreement

Dear Mr. Vizas,

We are writing with regard to the Loan and Note Purchase Agreement, as amended, entered into by and among eGlobe, Inc., a Delaware corporation ("eGlobe" or "Parent"), eGlobe Financing Corporation, a Delaware corporation ("eGlobe Financing"), IDX Financing Corporation, a Delaware corporation ("IDX Financing"), Telekey Financing Corporation, a Delaware corporation ("Telekey Financing" and together with eGlobe Financing and IDX Financing, the "Financing Companies"), and EXTL Investors, LLC, a Nevada limited liability corporation ("EXTL Investors").

eGlobe, the Financing Companies and EXTL Investors entered into a Loan and Note Purchase Agreement dated April 9, 1999, as amended by a letter agreement dated June 16, 1999 and as further amended by Amendments No. 1 and 2 to Loan and Note Purchase Agreement (collectively, the "Note Purchase Agreement"). Special Investment Risks LLC has also loaned eGlobe funds and its notes and accrued interest thereon are incorporated in the aforementioned restructuring Special Investment Risks, LLC as merged into EXTL Investment LLC on this date and its name changed to EXTL-Special Investments Risks LLC.

We have agreed with you to restructure the payment and other terms under the Secured Notes, the A/R Note and the Special Investment Notes (collectively the "Notes"). We have agreed to the attached set of terms (the "Term Sheet") for restructuring the Notes and related agreements. In light of that and of our past experience in concluding arrangements with eGlobe, and in recognition of our substantial equity commitment to eGlobe as well as our extension of credit under the Note Purchase Agreement, EXTL Investors LLC hereby commits to forbear, during the period beginning today and ending on October 1, 2001, from exercising its right to mandate eGlobe, Inc. to enter into an involuntary reorganization, provided that eGlobe complies with the terms of the restructured lending as reflected in the Term Sheet and that the operations of eGlobe, Inc. as conducted at the date of this letter, do not change in a manner that is substantially adverse to the investments of EXTL-Special Investments Risks LLC.

                                           Sincerely,

                                           EXTL-Special Investments Risks LLC

                                           By:__________________________________
                                           Name/Title:__________________________

                                   Term Sheet

Facility:         Amended  and  Restated  Loan  and  Note  Purchase   Agreement,
                  amending  the Loan and Note  Purchase  Agreement  dated  April
                  9,1999, as amended, and related Notes and documentation.

Creditors:        EXTL Investors,  LLC and Special  Investment  Risks, LLC - the
                  LLCs have merged  into one company  owned by Ronald and Gladys
                  Jensen.  The company name is EXTL - Special  Investment Risks,
                  LLC.

Debtors:          eGlobe, Inc.
                  IDX International, Inc.
                  eGlobe Financing Corporation
                  IDX Financing Corporation
                  Telekey Financing Corporation
                  eGlobe/Coast, Inc.

Indebtedness:     The outstanding principal balance of the existing indebtedness to EXTL Investors, LLC and Special Investment Risks, LLC in the amount of $18,677,989, plus the accumulated and unpaid interest and penalties of $1.000,000 (which will be reflected as an accrual), for a total indebtedness of $19,677,989. All payments since January 1, 2000 have been treated as a reduction in principal, not as interest payments.

Reduction of Current Note effective  September 15, 2000:  EXTL will exercise its warrant to purchase 5,000,000 shares of eGlobe Common Stock contemporaneous with closing on the Amended and Restated Loan and Note Purchase Agreement. It will fund the exercise through a reduction of $3,677,989 in the principal amount of the indebtedness, resulting in a remaining note indebtedness of $15,000,000. The balance of accrued and unpaid interest at September 15, 2000 is $1,000.000.

Maturity:         July 1, 2002

Interest Rate:    Annual rate equal to the Prime  Interest  Rate as published in the Wall Street  Journal  plus 2%. This rate shall be added to the  unpaid  principal  of the note at the  beginning  of each month  (beginning  October 1, 2000 on  $15,000,000) at 1/12 of the prime rate plus 2%. The same procedure  shall apply to the
                  accrued  interest  amount   (beginning   October  1,  2000  on
                  $1,000.000).

Security Interest:Lien  on  substantially   all  of  the  assets  of  debtors  -
                  substantially similar to existing security interest, including receivables. A complete list of pledged assets as of August 31, 2000 to be provided for documentation; also a summary of receivables by company at August 31, 2000.

Payment of Note Principal:  (1) Monthly  principal  repayments of $50,000 on the
                  15th of each month, first payment on October 15, 2000; the residual unpaid principal will be paid at maturity. Interest will accrue monthly on the unpaid principal and on unpaid Interest and be paid at maturity.
                  (2) Lender will receive 15% of the net cash proceeds from the sale of the business and assets of Coast as paid by buyers of Coast.
                  (3) Lender will receive 5% of the net cash proceeds from any equity financing. Equity financing includes the current
                  $6,000,000 held in escrow pending registration of eGlobe Securities.
                  (4) The $50,000 minimum payments per month may be offset against payments made under 2 and 3 if these payments together with $50,000 monthly payments previously made exceed the cumulative monthly payments beginning October 15, 2000 times the number of months required to be paid to date.

Waiver of Principal Payments: If  the Gumowitz family forbears and  defers  rent payments for the premises in New York used by the Company due and payable from September 15 forward, then Lender will waive principal payments required currently (deferring such payments to July 1, 2002 or until Gumowitz family is paid the forbearance, which ever comes first) in a ratio of the shares owned by the Gumowitz family to the shares owned by the Jensen family.

Warrants:         A Warrant to purchase  1,000,000 shares of eGlobe Common Stock
                  @1.94 per share expiring July 1, 2004. Warrant shall provide for cashless exercise and shall be registered on a piggyback basis beginning in 2001.

Events of  Default:Parallel to existing  Loan and Note Purchase Agreement,  with the addition of specific default provisions for failure to provide required reports in a timely fashion.

Reporting:        Quarterly un-audited Financial Statements
                  Annual audited Financial Statements
                  Monthly Reports:

                           Status of Security - all pledged Assets & additions and deletions & Receivables
                           Compliance with Loan Provisions of This Loan Compliance with any other Indebtedness
                           All Litigation
                           Monthly reports will be presented in writing and signed by two of the three principal officers of the Company (CEO, COO, CFO) and be due by the 20th of each month following each month end beginning with September, 2000.

Change of Control:

                                 The  lender will have the option to declare the
                  outstanding principal amount (together with accrued interest) immediately due and payable in the event of a Change of Control, as defined. A Change of Control will be deemed to have occurred if any one or more of the following occurs: (i) any person or group (as defined under applicable securities laws) becomes the holder of 35% or more of the voting power or equity interests of the Company on a fully diluted basis, assuming the conversion of outstanding convertible securities and exercise of outstanding warrants and options [other than options granted under employee stock plans] which have an exercise price less than or equal to the then market price of the eGlobe common stock, (ii) two or more directors are not Continuing Directors (defined for this purpose as directors nominated for election by a majority of the existing directors), or (iii) two or more of the Company's chief executive officer, chief operating officer and chief financial officer, or their successors who are approved by the lender in writing for purposes of this provision, are removed or replaced, or resign or decline to stand for re-appointment for reasons unrelated to health or retirement.

Expenses:         Borrower  shall  pay all  costs  and  expenses  of  Lender  in connection with the preparation of the loan documents, or in connection with the perfection and maintenance of any liens thereunder.

Waiver of Past  Defaults:  All past defaults will be waived,  all  violations of existing loan instruments cured.

eGlobe  represents this term sheet has been approved by its Executive  Committee and represents the Committee has full power to act for the Board of Directors of eGlobe, Inc. and for the debtor subsidiaries of eGlobe, Inc. as set forth under "Debtors".

Documentation:    Standard and customary for  similarly  situated  transactions.
                  Documents satisfactory to Lender. eGlobe commits to prepare and provide draft documentation to Lender on Monday, September
                  18, 2000; Lender commits to have full and final comments to eGlobe on Wednesday, September 20, 2000; the Parties commit to a formal closing prior to October 1, 2000.

This term sheet has been approved 100% of the Members of the Lender.

Lender: EXTL - Special Investment Risks, LLC



-----------------------------------------
Name:             Ronald L. Jensen
                  Member

Name:             Gladys M. Jensen
                  Member

For eGlobe, Inc.



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Name:
Title: